Exhibit 99.1

Zura Bio to Participate in the Cantor Fitzgerald Global Healthcare Conference

HENDERSON, Nev. – (BUSINESS WIRE) – August 20, 2025 - Zura Bio Limited (Nasdaq: ZURA) (“Zura Bio” or the “Company”), a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases with unmet needs, today announced that its senior leadership team will participate in a fireside chat at the Cantor Fitzgerald Global Healthcare Conference on Thursday, September 4, 2025, at 2:45 PM ET in New York, NY. The Company will also conduct one-on-one investor meetings on the same day.

A live webcast of the presentation will be available in the Investors section of the Company’s website under News & Events. A replay will remain archived for at least 30 days.

ABOUT ZURA BIO

Zura Bio is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases with unmet needs. The Company’s pipeline includes dual-pathway product candidates designed to target key mechanisms of immune system imbalance, with the goal of improving efficacy, safety, and dosing convenience for patients.

Zura Bio’s lead product candidate, tibulizumab (ZB-106), is currently being evaluated in two separate Phase 2 clinical studies in adults, including TibuSURE for systemic sclerosis and TibuSHIELD for hidradenitis suppurativa. Additional product candidates, crebankitug (ZB-168) and torudokimab (ZB-880), have completed Phase 1/1b studies and are being evaluated for their potential across a range of autoimmune and inflammatory conditions.

For more information, please visit www.zurabio.com.

CONTACT

Megan K. Weinshank

Head of Corporate Affairs

ir@zurabio.com